Exhibit 10.15
July 5, 2010
Mr. Jonathan Peacock
XXX
Dear Jonathan:
On behalf of Amgen Inc. (Amgen or the Company), I am pleased to offer you the position of Executive Vice President — Chief Financial Officer, Level 11, reporting to Kevin Sharer. Your salary will be paid bi-weekly in the amount of $30,769.23, with 26 pay periods in one year.
You will be entitled to a sign-on bonus of $1,000,000.00, less federal and state tax deductions and other applicable withholdings. This amount will be paid as soon as administratively practicable 30 days after you report to Amgen for full time employment (your Start Date), subject to your execution of the enclosed “New Hire Bonus Agreement.” If you are not still employed on the 30th day after your Start Date, the bonus will not be considered earned or vested and will not be prorated.
You will be granted 100,000 restricted stock units, that shall be made effective as of the day that is two business days after the release of the Company’s 2010 third quarter earnings, which is expected to fall on October 28, 2010 (the Effective Grant Date), subject to your being actively employed by Amgen on that date. Upon each applicable vesting date, you will receive a number of shares of Amgen common stock, $.0001 par value per share (the Common Stock) equal to the number of restricted stock units that vest, less any shares that are withheld to satisfy applicable taxes. This grant will vest at a rate of 25% per year for four years, beginning one year from the Effective Grant Date, contingent upon your acceptance of the grant in accordance with the Company’s policy and your being actively employed with Amgen through each vesting date.
Restricted stock units will be subject to the terms and conditions set forth in the applicable grant agreement.
In addition, subject to your being actively employed on the Effective Grant Date, you will be granted on the Effective Grant Date the option to purchase 175,000 shares of Common Stock at a price equal to 100% of the Common Stock closing sales price on the Effective Grant Date. This option shall be a Non-Qualified Stock Option (“NQSO”) . This option shall be vested at a rate of 25% per year for four years, beginning one year from the Effective Grant Date, contingent upon your acceptance of the grant in accordance with the Company’s policy and your being actively employed with Amgen through each vesting date. The options will expire ten years from the date of grant.
Stock options will be subject to the terms and conditions set forth in the applicable grant agreement.
Beginning in 2011 you will be eligible to receive stock options, restricted stock units, and performance units as part of Amgen’s Long Term Incentive (LTI) program. Grants under the LTI program are discretionary as approved by Amgen’s Compensation and Management Development Committee (the Compensation Committee) of the Board of Directors of the Company (the Board).
For the remainder of 2010, you will be eligible to participate in Amgen’s Global Management Incentive Plan (the GMIP) pursuant to the terms of the GMIP. Your annual target incentive opportunity will be 80% of your base salary earnings during the plan year. Your actual GMIP bonus may be more or less than this target amount, and may vary based on Company performance, functional unit performance and management’s assessment of your individual performance and contribution. You must be actively employed through the last regularly scheduled business day of a performance year to be eligible for that year’s GMIP bonus. In 2011, management will nominate you for inclusion in the Executive Incentive Plan (the EIP). The EIP is the annual incentive plan in which officers of the Company at your level typically participate, and inclusion is determined and approved by the Compensation Committee during the first quarter of each calendar year. Your annual target incentive opportunity (80%) will not change as the result of your participation in the EIP.
You are also eligible to participate in the Amgen Nonqualified Deferred Compensation Plan (the DCP) to voluntarily defer, on a pre-tax basis, a portion of your annual earnings, including base salaryand/or GMIP bonus. Shortly after commencing your employment at Amgen, you will receive an enrollment e-mail regarding the DCP plan for Amgen. A Q&A regarding the DCP is enclosed.
You will be eligible to participate in the Amgen Inc. Change in Control Severance Plan as amended from time to time (the COC), as a Group I Participant according to the terms of the plan, except with respect to eligibility to receive the 20% Payment thereunder (which payment is equal to 20% of any amounts payable to a participant which are subject to the golden parachute payment tax under IRC Section 4999). If upon your termination, you are eligible to receive severance benefits under the COC and you are also eligible to receive severance benefits from another plan, you will be paid the greater of the amount from that plan or the amount provided in the COC, but not both amounts. A copy of the COC is enclosed as Attachment 2.
If, within the first three years of your employment with Amgen, Amgen terminates your employment without “Cause”, as defined below, you will be entitled to the benefits described in this paragraph (the Termination Paragraph), provided that you sign a general release in the form furnished to you by Amgen. The following are such benefits: two (2) years of base salary and your annual target incentive opportunity (currently 80%) paid in a lump sum as soon as administratively practicable, but in no event later than March 15 of the year following the year in which Amgen terminates your employment and (2) if you elect continuation coverage under the Amgen group medical and dental plans for yourself and your qualified beneficiaries under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Amgen will pay the cost of such coverage until the earlier to occur of the following: (A) eighteen (18) months following your termination of employment or (B) the date on which you are no longer eligible for such COBRA coverage. Please note that this Termination Paragraph does not alter the at-will nature of your employment at Amgen.
For purposes of the Termination Paragraph, “Cause” means (i) unfitness for service, inattention to or neglect of duties, or incompetence; (ii) dishonesty; (iii) disregard or violation of the policies or procedures of Amgen; (iv) refusal or failure to follow lawful directions of the Company; (v) illegal, unethical or immoral conduct; (vi) breach of the attached Amgen Proprietary Information and Inventions Agreement; or (vii) any other reason set forth in California Labor Code Section 2924, in all cases, as determined by Amgen.
As an executive at Amgen, you will be eligible for the following: first-class air transportation while traveling on company business; an annual physical examination; and, reimbursement for up to $15,000.00 (gross) per year for financial counseling, tax preparation and related services.
You will also have the opportunity to participate in our comprehensive benefits program. Amgen’s excellent health care plan currently includes medical, dental, and vision coverage for you and your eligible dependents. Amgen currently pays the major expense for these programs while staff members share through payroll deductions. Please be advised that in order for you and your dependents to be eligible for Amgen’s medical coverage you must:

1.	Report to work at Amgen or another location to which you are required to travel and perform the regular duties of your employment.

2.	Contact the Amgen Benefits Center at 1-800-97AMGEN, to enroll within 31 days of your Start Date date.

3.	Meet all other eligibility requirements under the plan.
You will be eligible to participate in the Amgen Retirement and Savings Plan, which is a 401(k) plan that provides an opportunity for you to save a percentage of your pay (based on Internal Revenue Service limits) on a tax-deferred basis. Amgen will also contribute to your 401(k) account to help you save for your future financial goals. These benefits, services and programs are summarized in the enclosed brochure called “A Guide to Total Rewards at Amgen.”
This offer is contingent upon the Board’s appointment of you as Chief Financial Officer of Amgen. Further, it is the Company’s expectation that you will immigrate to the U.S. to perform the duties of your position as Chief Financial Officer at the Company’s headquarters in Thousand Oaks, California. Additionally, the Company will be performing a background check and will require you to take a drug test upon your relocation to the United States. It is an expectation of your employment that the Company receives satisfactory results from both the background check and the drug test.
Enclosed and included as part of this offer (Attachment 1) is information regarding Amgen’s Proprietary Information and Inventions Agreement, the Immigration Reform & Control Act, and a packet of materials entitled “Arbitration of Disputes” which includes a Mutual Agreement to Arbitrate Claims. Also enclosed and included as part of this offer in Attachment 1 is information regarding Amgen’s New Staff Member Letter and Certification. This offer is contingent upon you truthfully and accurately completing the Certification, and returning it to the Company before or on your first day of employment.
This offer of employment is contingent upon your completing the items described in Attachment 1, and upon your ability to perform for Amgen all of the duties of your position without restriction from, or violation of, any enforceable contractual obligations owed to any former employer or entity for whom you worked or provided service(s).
Also enclosed and included, as part of this offer (Offer Letter Benefit Summary), is information about the main points of the relocation assistance that Amgen will provide to you to relocate to the “local area.” Please note that relocation assistance is contingent upon your execution of the enclosed “New Hire Relocation Agreement” and that relocation benefits are limited to one benefits package per household.
You will be contacted by a Relocation Counselor to initiate your relocation benefits within 3 business days after receipt of your signed acceptance of this offer and your signed New Hire Relocation Agreement.
By signing this letter, you understand and agree that your employment with Amgen is at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Amgen’s option, and Amgen can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with either Amgen Inc. or any of its subsidiaries or affiliates. This letter, and its enclosures, constitutes the entire agreement, arrangement and understanding between you and Amgen on the nature and terms of your employment with Amgen, including, but not limited to, the kind, character and existence of your proposed job duties, the length of time your employment will last, and the compensation you will receive. This letter, its enclosures, supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding, except as referenced in this letter and/or its enclosures. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter or its enclosures. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Amgen’s Senior Vice President of Human Resources and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement or by any Company policies, practices or patterns of conduct.
The complete terms of the plans, programs and policies referenced to in this letter are set forth in their respective documents, which are maintained by the Company. The Company reserves the right to amend or terminate any of these plans, programs or policies at any time, in its sole discretion. In the event of any difference between this offer letter and the provisions of the respective plan, program or policy document, the respective document will govern.
You have made an excellent impression on the staff at Amgen. We are enthusiastic about the contribution you can make, and we believe that Amgen can provide you with attractive opportunities for personal achievement and growth. I look forward to your favorable reply by July 9th, 2010. If you accept our offer, please sign and date the copy of the letter and return it in the enclosed envelope to our Staffing Department along with the completed and signed Proprietary Information and Inventions Agreement and the Mutual Agreement to Arbitrate Claims. Please retain the original offer letter for your records. If you have any questions regarding this offer, please contact Chip Bell at (805) 447-8912.
Sincerely,
/s/ Kevin Sharer
Kevin Sharer
Chairman of the Board and Chief Executive Officer
CB:cvb
Enclosures

/s/ Jonathan Peacock	July 6, 2010

Signature of Acceptance	Date

September 1, 2010

Anticipated Start Date

ATTACHMENT 1
In order to accept our offer you will be required to:
A)	Complete, date and sign the Amgen Proprietary Information and Inventions Agreement and return it with your signed offer letter.

B)	Sign and date the Amgen New Staff Member Letter and Certification and return it with your signed offer letter.

C)	Date and sign the enclosed Mutual Agreement to Arbitrate Claims and return it with your signed offer letter.

D)	You will be required to provide Amgen with proof of your identity and eligibility for employment per requirements of the Immigration Reform and Control Act of 1986 within 3 (three) days of hire. Information pertaining to this Act and required proof are enclosed.

NEW STAFF MEMBER LETTER AND CERTIFICATION
Welcome to Amgen (the “Company”). The Company has no need to learn and does not want any proprietary, confidential or trade secret information that belongs to any prior employers. Please review and comply with the following instructions and policies, and execute the Certification below.
•	Carefully read the Company’s Proprietary Information and Inventions Agreement (“PIIA”) that you have executed, and make sure that you understand your obligations under the terms of the PIIA.

•	You may not bring any material to the Company from your prior employers in hard copy, in electronic format or in any other form.

•	Prior to commencing any work for the Company, conduct a search of your personal computer(s), email accounts, and any other electronic storage devices you possess, as well as any files you maintain in hard copy, for information or materials belonging to your prior employers. You are instructed to destroy, delete or return any such information or materials belonging to your prior employers, consistent with any obligations you have to the prior employers.

•	Do not disclose to or provide the Company with any customer lists you obtained from or during your employment with your prior employers. When interacting with doctors or other members of the healthcare industry with whom you may have had contact in connection with any of your prior employment, clearly indicate to such persons that you are an Amgen staff member, and focus on the Company’s products rather than using or discussing information related to your prior employment.

•	If you have any doubts regarding whether you may take, disclose, upload, access, or use any information in your possession, you must err on the side of not taking, disclosing, uploading, accessing or using the information.

•	Do not begin any work for the Company before your employment with your prior employers has officially ended.

•	After commencing work for the Company, do not request that any employee of your prior employers provide you with, or take any other steps to obtain, any information of your prior employers.

•	Under no circumstances are you permitted to connect to a Company computer any electronic storage device containing information relating to your prior employers. Likewise, in performing work for the Company, you are not permitted to use, disclose, access or upload any such information. If you discover that any confidential, proprietary, or trade secret information of your prior employers has been uploaded to any Company computer or email system(s), immediately inform Human Resources.

•	The Company may monitor and/or conduct an audit of your use of Company computer systems, and you should not have any expectation of privacy in data sent, stored or received on any Company systems.

Disclose and identify below all agreements relating to your current or prior employment that may affect your eligibility to become employed by and/or to perform work for the Company, including non-competition agreement(s), agreements relating to the solicitation of employees or customers, or other restrictive agreements (collectively, “Restrictive Agreements”), regardless of whether you believe these agreements are enforceable, or apply to your potential employment with the Company, or have expired, and provide a copy to Human Resources. If “none,” please so indicate. Do not leave blank.

Name of Agreement	Employer	Date signed

(Attach additional sheets, if necessary)
•	If you are subject to an agreement not to solicit employees of your prior employers, you should refrain from doing so. If you are contacted by a former colleague about employment opportunities with the Company, you should refer such inquiries/candidates to Amgen’s Staffing Department.

•	Do not use any email account (including Company email accounts), text messages, Instant Messaging, or any other method of written communication to store or discuss information relating to your prior employers or to recruit or solicit employees of your former employers.

•	Immediately inform your Human Resources Business Partner if you are contacted by any former employer regarding your work for Amgen and/or any non-competition agreements, agreements that relate to the solicitation of employees or customers, or any other restrictive agreements you entered into in connection with any previous employment.
CERTIFICATION
I understand that the above list is only a summary and does not purport to include all of my continuing obligations to the Company. By signing below I certify that I have and will continue to comply with the above instructions and policies.
I hereby agree that the Company may, at its sole option and discretion contact my prior employer(s) to determine whether any Restrictive Agreements exist and, if so, their applicable terms. I acknowledge that the Company may revoke its offer or terminate my employment if it determines in its reasonable business judgment that I have failed to disclose or am otherwise subject to an enforceable Restrictive Agreement.
Nothing in this Letter and Certification is intended to alter, or shall have any impact on, my status as an at-will employee of the Company. In addition to its right to terminate my employment, the Company shall have the right to suspend me from work without pay during its investigation into the existence and/or enforceability of any restrictions on my ability to perform work for the Company.
I agree:

/s/ Jonathan Peacock
Signature of Staff Member

Jonathan Peacock
Print Name of Staff Member

July 6, 2010
Date

AMGEN SIGN ON BONUS AGREEMENT
FOR
NEW HIRE STAFF MEMBERS
I, Jonathan Peacock, agree to accept my new hire bonus payment (“Bonus”) from Amgen on the following terms.
1. The amount of the Bonus is described in the offer letter (as may be amended) provided separately to me.
2. The Bonus will generally be paid to me after thirty (30) days following the date on which I report to Amgen for full time employment with Amgen. If I am not still employed as of the date the Bonus is to be paid, the Bonus will not be paid either in part or in full.
3. The Bonus is intended to facilitate my acceptance of employment with Amgen. While the Bonus is provided by Amgen in its business interests as part of its employee recruitment program, I acknowledge that the Bonus is not reimbursable to me as a matter of law under California Labor Code section 2802 or any similar statute.
4. Amgen is providing me with the Bonus with the expectation that I will not in the short term resign my employment. While, as an at-will employee, I am free to resign at any time, I agree to reimburse Amgen for the gross amount of my Bonus if I resign my employment for any reason within 12 months from the date of receipt of any Bonus monies. I also agree that in the event of such a resignation, the amount to be reimbursed shall be due in full and payable by me immediately in cash (i.e., by check, wire transfer, or similar immediate payment) without further notice or demand by Amgen. Additionally, any Bonus monies that were to be paid at an agreed upon future date but have not yet been paid are forfeited upon resignation or termination from the company.
5. Generally, a new hire sign on bonus is considered ordinary wage income to the recipient. I understand that Amgen will report to appropriate federal and state taxing authorities all income that Amgen considers to be subject to taxation and will withhold appropriate taxes in accordance with federal and state regulations. I understand that it is my obligation to declare all income and pay all taxes owed on such income, if any.
6. In the event that I fail to reimburse Amgen for my Bonus as required by this agreement and Amgen initiates proceedings to recover such Bonus, the prevailing party in such a suit shall be awarded its reasonable costs and attorney’s fees.
7. I understand that this agreement shall be governed by the law of the State of California.
8. Nothing in this Agreement will be construed as an employment contract or to guarantee me employment at Amgen for any fixed term. I understand that my employment at Amgen is at will.
9. The provisions of this agreement are severable. If any part is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

I agree:	Amgen Inc:

/s/ Jonathan Peacock	/s/ Sara Wasson

Signature of Staff Member	Signature of Authorized Representative

Jonathan Peacock	Director Human Resources

Print Name of Staff Member	Title of Representative

July 6, 2010	July 19, 2010

Date	Date

AMGEN RELOCATION AGREEMENT
FOR
NEW HIRE STAFF MEMBERS
I, Jonathan Peacock, agree to accept certain relocation benefits from Amgen on the following terms.
1. The relocation benefits to be provided to me are outlined in the Amgen Relocation Policy that applies to staff members at my grade level.
2. I will obtain relocation benefits from Amgen by following the procedures outlined in the Amgen Relocation Policy that applies to staff members at my grade level.
3. I understand that I may obtain an estimate of my relocation costs from Amgen/Amgen’s third-party relocation vendor and that the actual cost of my relocation may be more or less than the estimate I am provided. I further understand that I can obtain detailed information about the actual services and costs being incurred during my relocation by contacting Amgen/Amgen’s third-party relocation vendor.
4. The relocation benefits are to facilitate my move as a result of my decision to accept an offer of employment with Amgen. I acknowledge that the cost of these benefits is not required to be reimbursed to me as a matter of law under California Labor Code section 2802 or any similar statute.
5. Amgen provides the relocation benefits with the expectation that I will not in the short term resign my employment. While, as an at-will employee, I am free to resign at any time, I agree to reimburse Amgen for the gross amount of the cost of the relocation benefits (according to the schedule below) if I resign my employment for any reason within 730 days of the date I report to Amgen for full time employment. Upon my resignation, the amount to be reimbursed shall be immediately due and payable by me without further notice or demand. The schedule for reimbursement is as follows:

Days Since Start Date	% of Gross Cost of Relocation Benefits to be Reimbursed to Amgen
0 to 365 days	100%
366- 450 days	75%
451 - 540 days	50%
541 - 730 days	25%
Over 730 days	0%

6. I understand that Amgen will report to federal and state taxing agencies all income that Amgen considers to be subject to taxation. I understand that it is my obligation to declare all income and pay all taxes owed on such income, if any.
7. In the event that I fail to make a reimbursement required by this agreement and Amgen initiates proceedings to recover such reimbursement, the prevailing party in such a suit shall be awarded its reasonable costs and attorney’s fees.
8. I understand that this agreement shall be governed by the law of the State of California.
9. Nothing in this agreement will be construed as an employment contract or to guarantee me employment at Amgen for any fixed term. I understand that my employment at Amgen is at will. Nor does this agreement guarantee me reimbursement of any particular relocation expenses. I understand that reimbursement is governed by the Amgen Relocation Policy and that I must comply with the procedures in that policy.
10. The provisions of this agreement are severable. If any part is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

I agree:	Amgen Inc:

/s/ Jonathan Peacock	/s/ Sara Wasson

Signature of Staff Member	Signature of Authorized Representative

Jonathan Peacock	Director Human Resources

Print Name of Staff Member	Title of Representative

July 6, 2010	July 19, 2010

Date	Date